Exhibit 10.2

EXECUTION VERSION

CUSIP No. 93142EAQ6

CREDIT AGREEMENT

DATED AS OF JULY 23, 2012

AMONG

WALGREEN CO.,

as the Borrower

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

and

BANK OF AMERICA, N.A.,

as Administrative Agent and an L/C Issuer

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Book Managers

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent and an L/C Issuer

and

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.,

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Co-Documentation Agents

ARTICLE 10
THE ADMINISTRATIVE AGENT

Section 10.01. Appointment and Authority	84
Section 10.02. Rights as a Lender	84
Section 10.03. Reliance by Administrative Agent	85
Section 10.04. Exculpatory Provisions	85
Section 10.05. Delegation of Duties	86
Section 10.06. Resignation of Administrative Agent	86
Section 10.07. Non-Reliance on Administrative Agent and Other Lenders	88
Section 10.08. No Other Duties, Etc	88

ARTICLE 11
SETOFF

Section 11.01. Setoff	88

ARTICLE 12
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.01. Successors and Assigns	89
Section 12.02. Dissemination of Information	94
Section 12.03. Tax Treatment	94

ARTICLE 13
NOTICES

Section 13.01. Notices; Effectiveness; Electronic Communication	94

ARTICLE 14
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

Section 14.01. Counterparts; Effectiveness	97
Section 14.02. Electronic Execution of Assignments	97

ARTICLE 15
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 15.01. Choice of Law	98
Section 15.02. Consent to Jurisdiction	98
Section 15.03. Waiver of Jury Trial	99
Section 15.04. U.S. Patriot Act Notice	99
Section 15.05. No Advisory or Fiduciary Responsibility	99

ARTICLE 16
TERMINATION OF EXISTING CREDIT AGREEMENT

Section 16.01. Termination of Existing Credit Agreement	100

SCHEDULES

Pricing Schedule

Commitment Schedule

Schedule 13.01	–	Certain Addresses for Notices

EXHIBITS

Exhibit A	–	Reserved
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Assignment and Assumption
Exhibit D	–	Form of Loan/Credit Related Money Transfer Instruction
Exhibit E	–	Form of Promissory Note
Exhibit F	–	Form of Borrowing Notice
Exhibit G	–	Form of Conversion/Continuation Notice

v

CREDIT AGREEMENT

This Credit Agreement, dated as of July 23, 2012, is among WALGREEN CO., an Illinois corporation, the institutions from time to time parties hereto as Lenders (whether by execution of this Agreement or an assignment pursuant to Section 12.01), BANK OF AMERICA, N.A., as Administrative Agent and an L/C Issuer and WELLS FARGO BANK, NATIONAL ASSOCIATION, as an L/C Issuer. This Credit Agreement replaces the Existing Credit Agreement and shall constitute the “Five Year Credit Agreement” or the “Facility B Credit Agreement”, as applicable, for purposes of the Facility A Credit Agreement (as defined below). The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Defined Terms. As used in this Agreement:

“Accounting Changes” is defined in Section 9.07.

“Acquired Business” means the Target, together with its Subsidiaries.

“Acquisition Agreement” means that certain Purchase and Option Agreement dated as of June 18, 2012, by and among the Target, AB Acquisitions Holdings Limited, and the Borrower.

“Administrative Agent” means Bank of America, N.A. in its capacity as contractual representative of the Lenders and the L/C Issuers pursuant to Article 10, and not in its individual capacity as a Lender or an L/C Issuer, and any successor Administrative Agent appointed pursuant to Article 10.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower, the Lenders and the L/C Issuers.

“Advance” means a borrowing hereunder, consisting of the aggregate amount of several Revolving Loans (a) made by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Revolving Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means any of the Administrative Agent, the Syndication Agent or the Co-Documentation Agents, as appropriate, and “Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.

“Agent Parties” is defined in Section 13.01(c).

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as may be adjusted from time to time pursuant to the terms hereof. The initial Aggregate Commitment as of the Closing Date is Eight Hundred Fifty Million and 00/100 Dollars ($850,000,000).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure with respect to all the Lenders.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.04; provided, however, that except as provided in Section 9.07, with respect to the calculation of financial ratios and other financial tests required by this Agreement, “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.04 hereof.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Base Rate plus 1.0%. “Prime rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Amendment Agreement” means the Second Amendment to Credit Agreement dated as of July 23, 2012 by and among the Borrower, the lenders identified on the signature pages thereto and Bank of America, N.A., as administrative agent and an L/C Issuer and Wells Fargo Bank, National Association, as an L/C Issuer.

“Applicable Facility Fee Rate” means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Commitment (without regard to usage) at such time as set forth in the Pricing Schedule.

“Applicable Letter of Credit Fee Rate” means, at any time, the percentage rate per annum at which Letter of Credit Fees are accruing on the outstanding Letters of Credit at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type and Letters of Credit at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type or Letters of Credit, as applicable, as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, and their respective successors, in their capacity as Joint Lead Arrangers.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.01), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the President, Senior or Executive Vice President or Treasurer of the Borrower, acting singly.

“Auto-Extension Letter of Credit” is defined in Section 2.03(b)(iii).

“Bank of America” means Bank of America, N.A., a national banking association having its principal office in Charlotte, North Carolina, in its individual capacity, and its successors.

“Bank of America Fee Letter” means the letter agreement, dated as of June 21, 2012, among the Borrower, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Borrower” means Walgreen Co., an Illinois corporation, and its permitted successors and assigns (including, without limitation, a debtor-in-possession on its behalf).

“Borrower Materials” is defined in Section 6.01.

“Borrower Shareholders Agreement” means the Walgreen Co. Shareholders Agreement, to be dated on or about August 2, 2012, among Borrower, Stefano Pessina, KKR Sprint (Europe II) Limited, KKR Sprint (2006) Limited, KKR Sprint (KPE) Limited, Alliance Santé Participations S.A., Kohlberg Kravis Roberts & Co. L.P. and certain Persons becoming a party to such agreement by executing a joinder.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.08.

“Bridge Agreement” means that certain 364-Day Bridge Term Loan Agreement, dated as of July 23, 2012, among the Borrower, the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent, as otherwise amended, modified, restated, supplemented or replaced from time to time.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Charlotte, North Carolina, Chicago, Illinois and New York, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Buyer SEC Reports” means the Borrower’s 2011 Annual Report on Form 10-K and the Borrower’s subsequent Quarterly Reports on Form 10-Q as filed with the SEC from and after August 31, 2011 and on or prior to June 21, 2012.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, or the L/C Issuer (as applicable) and the Lenders, as collateral for the L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Casualty Event” means any loss, damage or destruction of any of the Borrower’s or any of its Subsidiaries’ Property that is insured or the condemnation of any of the Borrower’s or any of its Subsidiaries’ Property.

“Change in Control” means any of the following events or circumstances: any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall (i) acquire beneficial ownership of 35% or more the outstanding shares of voting stock of the Borrower or (ii) obtain the power (whether or not exercised) to elect a majority of the Borrower’s board of directors, in each case, other than a transaction in which (1) the Borrower becomes a direct or indirect Wholly-Owned Subsidiary of a holding company and (2) the direct or indirect holders of the voting stock (or equivalent interest) of such holding company immediately following such transaction are substantially the same as the holders of the Borrower’s voting stock (or equivalent interest) immediately prior to such transaction or do not otherwise constitute a Person or group that has acquired beneficial ownership of more than 35% of the outstanding shares of voting stock of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, promulgated or implemented.

“Closing Date” means July 23, 2012.

“Co-Documentation Agents” means, collectively, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and The Northern Trust Company, each in its capacity as the documentation agent for the Lenders, and not in its individual capacity as a Lender.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to (a) make Revolving Loans and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth on the Commitment Schedule or in an Assignment and Assumption executed pursuant to Section 12.01, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.01 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Schedule” means the Schedule identifying each Lender’s Commitment as of the Closing Date attached hereto and identified as such.

“Consolidated Assets” means, at any date of determination, the total amount, as shown on or reflected in the most recent consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the Borrower’s fiscal quarter ending prior to such date, of all assets of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles (giving pro forma effect to any acquisition or Disposition of Property of the Borrower or any of its Subsidiaries that has occurred since the end of such fiscal quarter as if such acquisition or Disposition had occurred on the last day of such fiscal quarter).

“Consolidated Debt” means at any time the consolidated Indebtedness for Borrowed Money of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.09.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event described in Article 7.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, or generally under other agreements in which it commits to extend credit, unless such notification or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, which request was made because of a reasonable concern by the Administrative Agent that such Lender may not be able to comply with its funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer and each other Lender promptly following such determination.

“Disposition” is defined in Section 6.11.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Facility Termination Date.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.01(b)(v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 12.01(b)(iii)).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, cost of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) the rules or regulations promulgated thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest based on the applicable Eurodollar Rate.

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Floating Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Floating Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Loan” means a Revolving Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate requested by the Borrower pursuant to Sections 2.08 and 2.09.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes), and branch profits or similar Taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) (i) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Installation is located, or (ii) where the recipient otherwise has a present or former connection (other than by reason of the activities and transactions specifically contemplated by this Agreement, including selling or assigning an interest in any Revolving Loan or Loan Document or enforcing provisions of any Loan Document), (b) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.05(e)(ii), (c) in the case of a Foreign Lender, any U.S. withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19) pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Installation) or (ii) is attributable to such Foreign Lender’s failure to comply with clause (B) of Section 3.05(e)(ii), except in the case of clause (i) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Installation (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.05(a)(i) or (ii) and (d) any U.S. federal withholding Taxes imposed under FATCA on any amount payable to such recipient as a result of the failure of such recipient to satisfy the applicable conditions for exemption from such withholding as set forth under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means, that certain Five-Year Credit Agreement dated as of August 13, 2007 among the Borrower, the financial institutions party thereto as lenders and Bank of America, N.A., as administrative agent, as the same has been amended, restated, supplemented or otherwise modified from time to time.

“Facility A Credit Agreement” means that certain Credit Agreement dated as of July 20, 2011 by and among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended by the Amendment Agreement and otherwise amended, modified, restated, supplemented or replaced from time to time.

“Facility B Credit Agreement” means this Agreement.

“Facility Fee” is defined in Section 2.05(a).

“Facility Termination Date” means the earlier of (a) July 23, 2017 and (b) the date of termination in whole of the Aggregate Commitment pursuant to Section 2.05 hereof or the Commitments pursuant to Section 8.01 hereof.

“FATCA” means sections 1471-1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Floating Rate” means, for any day for any Revolving Loan, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Revolving Loan, or portion thereof, which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Foreign Lender” means any Lender or L/C Issuer that is not organized under the laws of the United States, any State thereof or the District of Columbia.

“Foreign Pension Plan” means any defined benefit plan as described in Section 3(35) of ERISA for which the Borrower, any Subsidiary or any member of the Controlled Group is a sponsor or administrator or to which the Borrower, any Subsidiary or any member of the Controlled Group has any liability, and which (a) is maintained or contributed to for the benefit of employees of the Borrower, any of its respective Subsidiaries or any member of its Controlled Group, (b) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (c) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, pol-ychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” is defined in Section 2.03(c)(i).

“Indebtedness” of a Person means, without duplication, (a) the obligations of such Person (i) for borrowed money, (ii) under or with respect to notes payable and drafts accepted which represent extensions of credit (whether or not representing obligations for borrowed money) to such Person, (iii) constituting reimbursement obligations with respect to letters of credit issued for the account of such Person, (iv) for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (v) for its Contingent Obligations, (vi) for its Net Mark-to-Market Exposure under Rate Management Transactions, (vii) for its Capitalized Lease Obligations, (viii) for its Rate Management Obligations, (ix) for its Receivables Transaction Attributed Indebtedness and (x) with respect to Disqualified Stock, (b) the obligations of others, whether or not assumed, secured by Liens on property of such Person or payable out of the proceeds of, or production from, property or assets now or hereafter owned or acquired by such Person and (c) any other obligation or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indebtedness for Borrowed Money” of a Person means, without duplication, (a) the obligations of such Person (i) for borrowed money, (ii) under or with respect to notes payable and drafts accepted which represent extensions of credit (whether or not representing obligations for borrowed money) to such Person, (iii) constituting reimbursement obligations with respect to letters of credit issued for the account of such Person, (iv) for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (v) for its Contingent Obligations with respect to Indebtedness for Borrowed Money of another Person of the type described in clauses (a)(i), (ii), (iii), (iv), (vi) or (vii) or which are required under Agreement Accounting Principles to be reflected as a liability on the balance sheet of such Person, (vi) for its Capitalized Lease Obligations, (vii) with respect to Disqualified Stock and (b) the obligations of others, whether or not assumed, secured by Liens on property of such Person or payable out of the proceeds of, or production from, property or assets now or hereafter owned or acquired by such Person.

“Indemnified Taxes” means Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder.

“Indemnitee” is defined in Section 9.06(b).

“Information” is defined in Section 9.10.

“Initial Share Purchase” means the purchase by the Borrower or one or more of its Subsidiaries of not less than 45% of the issued and outstanding capital stock in the Target pursuant to the Acquisition Agreement.

“Intangible Assets” means, at any date of determination, the value, as shown on or reflected in the most recent consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the Borrower’s fiscal quarter ending prior to such date, prepared in accordance with Agreement Accounting Principles and giving pro forma effect to any acquisition or Disposition of Property of the

Borrower or any of its Subsidiaries that has occurred since the end of such fiscal quarter as if such acquisition or Disposition had occurred on the last day of such fiscal quarter, of all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months or such other period agreed to by the Lenders and the Borrower, commencing on a Borrowing Date or on the date on which a Eurodollar Advance is continued or a Floating Rate Advance is converted into a Eurodollar Advance. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three or six months or such other agreed upon period thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month or such other succeeding period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an Advance.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, with respect to any Letter of Credit, Bank of America, Wells Fargo and/or any other Lender from time to time designated by the Borrower as an L/C Issuer with the consent of such Lender and the Administrative Agent, to the extent such other Lender has agreed to issue such Letter of Credit hereunder, or any successor issuer of such Letters of Credit hereunder. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.03. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agents, the office, branch, subsidiary or affiliate of such Lender or Agent listed on the administrative information sheets provided to the Administrative Agent in connection herewith, or otherwise selected by such Lender or Agent pursuant to Section 2.17.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Facility Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” is defined in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $200,000,000 and (b) the Aggregate Commitments. The Letter of Credit Sub-limit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan Documents” means this Agreement, each Issuer Document, any Notes issued pursuant to Section 2.13 (if requested) and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.21 of this Agreement, as the same may be amended, restated or otherwise modified and in effect from time to time.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole or (b) the rights of or remedies available to the Lenders or the Administrative Agent against the Borrower under the Loan Documents, taken as a whole.

“Material Indebtedness” is defined in Section 7.04(a).

“Material Subsidiary” means any Subsidiary of the Borrower, (a) whose total assets (determined in accordance with Agreement Accounting Principles) are greater than 5% of the Consolidated Assets, (b) whose total revenues (determined in accordance with Agreement Accounting Principles) are greater than 5% of the total revenues of the Borrower and its Subsidiaries, or (c) whose total net earnings (determined in accordance with Agreement Accounting Principles) are greater than 5% of the total net earnings of the Borrower and its Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” is defined in the Pricing Schedule.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA and is maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower, any Subsidiary or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-Extension Notice Date” is defined in Section 2.03(b)(iii).

“Note” is defined in Section 2.13(d).

“Obligations” means all Revolving Loans, Advances, L/C Obligations, debts, liabilities, obligations, covenants and duties owing by the Borrower to any of the Agents, any Lender, the L/C Issuer, the Arranger, any affiliate of the Agents or any Lender, the L/C Issuer, the Arranger, or any indemnitee under the provisions of Section 9.06 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees, and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

“Other Taxes” means all present or future stamp, documentary, intangible, recording or filing taxes or any similar taxes, charges or levies arising from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Credit Exposure” means, as to any Lender at any time, (a) with respect to any Revolving Loans on any date, the aggregate principal amount of its Revolving Loans outstanding at such time after giving effect to any borrowings and prepayments or repayments of any Revolving Loans occurring on such date; and (b) with respect to any L/C Obligation on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligation as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” is defined in Section 12.01(d).

“Participant Register” is defined in Section 12.01(d).

“Payment Date” means the last Business Day of each March, June, September and December and the Facility Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan other than a Multiemployer Plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower, any Subsidiary or any member of the Controlled Group may have liability.

“Platform” is defined in Section 6.01.

“Pricing Schedule” means the Schedule identifying the Applicable Margin, the Applicable Facility Fee Rate and the Applicable Letter of Credit Fee Rate attached hereto identified as such.

“Priority Debt” means the sum, without duplication, of (a) Indebtedness for Borrowed Money of the Borrower secured by Liens not otherwise permitted by clauses (a) through (e) of Section 6.12, plus (b) all Indebtedness for Borrowed Money of the Borrower’s Subsidiaries.

“Priority Debt Cap” means, at any date of determination, (a) prior to the Subsequent Share Purchase Date, ten percent (10%) of Total Tangible Assets on such date and (b) on and after the Subsequent Share Purchase Date, the greater of (i) ten percent (10%) of Total Tangible Assets on such date and (ii) the aggregate outstanding principal amount on such date of Target Debt plus $500,000,000; provided that the amount in this clause (ii) shall not exceed twenty percent (20%) of Total Tangible Assets.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time, or, if the Aggregate Commitment has been terminated, a portion equal to a fraction the numerator of which is such Lender’s Outstanding Credit Exposure at such time and the denominator of which is the sum of the Aggregate Outstanding Credit Exposure at such time.

“Public Lender” is defined in Section 6.01.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto, provided that all of the terms and conditions of any such transaction or series of transactions involving Receivables Transaction Attributed Indebtedness in excess of $100,000,000, including without limitation the amount and type of any recourse to the Borrower or any Subsidiary with respect to the assets transferred, are acceptable to the Administrative Agent and the Required Lenders.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transactions were structured as a secured lending transaction rather than as a purchase.

“Register” is defined in Section 12.01(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Request for Credit Extension” means (a) with respect to an Advance, a Borrowing Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means Lenders in the aggregate having greater than fifty percent (50%) of the Aggregate Commitment (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than fifty percent (50%) of the Aggregate Outstanding Credit Exposure (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Aggregate Outstanding Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D).

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Section 2.01 (and any conversion or continuation thereof pursuant to Section 2.09).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“S&P Rating” is defined in the Pricing Schedule.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Seller” means AB Acquisitions Holdings Limited, a private limited liability company incorporated under the laws of Gibraltar, having its registered office at 57/63 Line Wall Road, Gibraltar and registered under No. 98476.

“Subsequent Share Purchase” means the purchase by the Borrower or one or more of its Subsidiaries pursuant to the option set forth in the Acquisition Agreement of the remainder of the issued and outstanding equity interests of the Target and one of the Target’s Affiliates not already owned by the Borrower or its Subsidiaries following consummation of the Initial Share Purchase.

“Subsequent Share Purchase Date” means the date of consummation of the Subsequent Share Purchase.

“Subsidiary” of a Person means (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its

Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, on any date of determination, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than fifteen percent (15%) of the Consolidated Assets of the Borrower and its Subsidiaries on such date.

“Syndication Agent” means Wells Fargo in its capacity as the syndication agent for the Lenders, and not in its individual capacity as a Lender or an L/C Issuer.

“Target” means Alliance Boots GmbH, a private limited liability company incorporated under the laws of Switzerland.

“Target Debt” means the Indebtedness for Borrowed Money of the Target and its Subsidiaries that is either (x) outstanding on the Subsequent Share Purchase Date or (y) a refinancing, extension or renewal thereof that does not increase the aggregate principal amount thereof (plus accrued and unpaid interest and premium thereon and underwriting discounts, fees, commissions and expenses in connection therewith); provided that any such Indebtedness for Borrowed Money (or any such refinancing, extension or renewal thereof) that is (i) both (x) secured by a Lien on any of the assets of the Target or its Subsidiaries and (y) guaranteed by the Borrower (or with respect to which the Borrower is otherwise an obligor), (ii) secured by any of the assets of the Borrower or (iii) guaranteed by, or secured by any of the assets of, any of the Borrower’s Subsidiaries (other than the Target and its Subsidiaries) (or with respect to which any of the Borrower’s Subsidiaries (other than the Target and its Subsidiaries) is otherwise an obligor) shall not, in each case, constitute Target Debt.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means Consolidated Debt plus Consolidated Net Worth.

“Total Tangible Assets” means, at any date of determination, Consolidated Assets less Intangible Assets.

“Transferee” is defined in Section 12.02.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unreimbursed Amount” is defined in Section 2.03(c)(i).

“U.S. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Wells Fargo” means Wells Fargo Bank, National Association, in its individual capacity, and its successors.

“Wells Fargo Fee Letter” means the letter agreement, dated as of June 27, 2012, among the Borrower, Wells Fargo and Wells Fargo Securities LLC.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

Section 1.02. References. Any references to the Borrower’s Subsidiaries shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

Section 1.03. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE 2

THE CREDITS

Section 2.01. Description of Facility; Commitment. (a) From and including the date of this Agreement and prior to the Facility Termination Date, upon the satisfaction of the conditions precedent set forth in Sections 4.01 and 4.02, as applicable, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding its Pro Rata Share of the Aggregate Commitment; provided that at no time shall (a) the Aggregate Outstanding Credit Exposure with respect to all Revolving Loans exceed the Aggregate Commitment and (b) the Outstanding Credit Exposure with respect to the Revolving Loans plus the Outstanding Credit Exposure with respect to all L/C Obligations of any Lender exceed such Lender’s Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire automatically on the Facility Termination Date. Each Advance hereunder shall consist of Revolving Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

(b) The Borrower may at any time from time to time, upon prior written notice by the Borrower to the Administrative Agent, increase the Commitments (but not the Letter of Credit Sublimit) by a maximum aggregate amount of up to THREE HUNDRED MILLION DOLLARS ($300,000,000) with additional Commitments from any existing Lenders and/or with new Commitments from any other Person selected by the Borrower and reasonably acceptable to the Administrative Agent and the L/C Issuers; provided that:

(i) any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(ii) no Default or Unmatured Default shall exist and be continuing at the time of any such increase;

(iii) no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(iv) (A) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (B) any existing Lender electing to increase its Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent; and

(v) as a condition precedent to such increase, the Borrower shall (x) deliver to the Administrative Agent a certificate dated as of the date of such increase signed by an Authorized Officer of the Borrower (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and (2) no Default or Unmatured Default exists and (y) pay any applicable fee related to such increase (including, without limitation, any applicable arrangement, upfront and/or administrative fee).

In connection with the effectiveness of any increase under this Section 2.01(b), (x) the Commitment Schedule shall be deemed amended to reflect such increase and the updated Commitments and Pro Rata Shares of the Lenders, (y) the Administrative Agent shall promptly notify the Borrower and the Lenders of the updated Commitment Schedule and (z) to the extent necessary to keep any outstanding Revolving Loans allocated ratably to the Lenders in accordance with their updated Pro Rata Shares, the Borrower shall prepay (or, if the Administrative Agent determines in its sole discretion that a re-allocation of the Revolving Loans can be accomplished without any cash prepayments by the Borrower or new cash Advances by the Lenders, be deemed to have prepaid) any Revolving Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.04). The provisions of this Section 2.01(b) involving non-pro rata allocations, prepayments and Advances shall supersede any provisions in Sections 2.20 or 8.02 to the contrary.

Section 2.02. Facility Termination Date. Any outstanding Revolving Loans, L/C Obligations and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date. Notwithstanding the termination of this Agreement on the Facility Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive and the Administrative Agent shall be entitled to retain its security interest in and to all existing and future collateral (if any).

Section 2.03. Letters of Credit. (a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees (subject, in the case of an L/C Issuer other than Bank of America, to any maximum Letter of Credit commitment amount applicable to such L/C Issuer), in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that at no time after giving effect to any L/C Credit Extension with respect to any Letter of Credit, shall (x) the Aggregate Outstanding Credit Exposure with respect to all Revolving Loans and all L/C Obligations exceed the Aggregate Commitment, (y) the Outstanding Credit Exposure of any Lender with respect to the Revolving Loans plus the Outstanding Credit Exposure of such Lender with respect to all L/C Obligations exceed such Lender’s Commitment and (z) the outstanding amount of the L/C Obligations exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) subject to Section 2.03(b)(v), the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(iv) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 10 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 10 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that (x) the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii)(B)), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension and (y) the L/C Issuer may elect whether or not to permit any such extension if the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(iii) or otherwise).

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v) The L/C Issuer may, in its sole discretion, issue one or more Letters of Credit hereunder, with expiry dates that would occur after the Letter of Credit Expiration Date (and after the Facility Termination Date), based upon the Borrower’s agreement to fully Cash Collateralize the L/C Obligations relating to such Letters of Credit on the Letter of Credit Expiration Date pursuant to the terms of Section 2.21. In the event the Borrower fails to Cash Collateralize the outstanding L/C Obligations on the Letter of Credit Expiration Date, each outstanding Letter of Credit shall automatically be deemed to be drawn in full, and the Borrower shall be deemed to have requested a Floating Rate Loan to be funded by the Lenders on the Letter of Credit Expiration Date to reimburse such drawing (with the proceeds of such Floating Rate Loan being used to Cash Collateralize outstanding L/C Obligations as set forth in Section 2.21) in accordance with the provisions of Section 2.03(c). If a Floating Rate Loan cannot be made because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred an L/C Borrowing from the L/C Issuer, and each Lender shall be obligated to fund its Pro Rata Share of such L/C Borrowing in the form of an L/C Advance in accordance with the provisions of Section 2.03(c) (with the proceeds of such L/C Advance being used to Cash Collateralize outstanding L/C Obligations as set forth in Section 2.21). The funding by a Lender of its Pro Rata Share of such Floating Rate Loan or such L/C Advance, as applicable, to Cash Collateralize the outstanding L/C Obligations on the Letter of Credit Expiration Date shall be deemed payment by such Lender in respect of its participation interest in such L/C Obligations.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 3:00 p.m. New York City time on the Business Day immediately following the day the Borrower receives notice thereof from the Issuing Bank (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested an Advance of Floating Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.06 for the principal amount of Floating Rate Loans, but subject to the conditions set forth in Section 4.02 and provided that, after giving effect to such Borrowing, the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Floating Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by an Advance of Floating Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the default rate of interest pursuant to Section 2.11. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until a Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Unmatured Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Federal bankruptcy law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and USP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Letter of Credit Fee Rate times the daily maximum amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 (and, if applicable, Section 2.22(b)) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.22(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account; except that the Borrower shall not be required to pay the portion of any Letter of Credit Fee allocable to a Defaulting Lender with respect to a Letter of Credit for which the Borrower has provided Cash Collateral sufficient to cover the Fronting Exposure of that Defaulting Lender. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.03. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on each Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Letter of Credit Fee Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Letter of Credit Fee Rate separately for each period during such quarter that such Applicable Letter of Credit Fee Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Unmatured Default exists, all Letter of Credit Fees shall accrue at the default rate of interest pursuant to Section 2.11.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by the L/C Issuer, at the rate per annum specified in the Bank of America Fee Letter or as separately agreed upon by the Borrower and any other L/C Issuer, as applicable, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on each Payment Date in respect of the then-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.03. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04. Types of Advances. The Advances may consist of Floating Rate Loans or Eurodollar Loans, or a combination thereof, selected by the Borrower in accordance with Sections 2.08 and 2.09.

Section 2.05. Fees; Reductions in Aggregate Commitment. (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) at a per annum rate equal to the Applicable Facility Fee Rate on the daily amount of such Lender’s Commitment

(regardless of usage) as adjusted pursuant to Section 2.05(c) from and including the Closing Date to and including the date on which this Agreement is terminated in full and all Obligations hereunder have been paid in full pursuant to Section 2.02, payable quarterly in arrears on each Payment Date hereafter and until all Obligations hereunder have been paid in full; provided that no Facility Fee shall accrue hereunder with respect to the undrawn Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Fee Letters. The Borrower shall pay to (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Bank of America Fee Letter and (ii) Wells Fargo and Wells Fargo Securities, LLC for their own account fees in the amounts and at the times specified in the Wells Fargo Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(c) Reductions in Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitment and/or the Letter of Credit Sublimit in whole, or in part ratably (except as provided in Section 2.19) among the Lenders in integral multiples of $10,000,000, upon at least three (3) Business Days’ prior written notice to the Administrative Agent of such reduction, which notice shall specify the amount of any such reduction; provided, however, that (i) the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure and (ii) the Borrower shall not terminate or reduce the Letter of Credit Sublimit if after giving effect thereto the outstanding amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit. If after giving effect to any reduction or termination of Commitments under this Section, the Letter of Credit Sublimit exceeds the Aggregate Commitment at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. All accrued Facility Fees and Letter of Credit Fees shall be payable on the effective date of any termination of all or any part of the obligations of the Lenders to make Revolving Loans and participate in L/C Obligations and of the L/C Issuers to issue Letters of Credit hereunder.

Section 2.06. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $20,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Eurodollar Advance or Floating Rate Advance may be in the amount of the unused Aggregate Commitment. The Borrower shall not request a Eurodollar Advance if, after giving effect to the requested Eurodollar Advance, more than six (6) Interest Periods would be in effect (unless such limit has been waived by the Administrative Agent in its sole discretion).

Section 2.07. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or any portion of the outstanding Floating Rate Advances, upon prior notice to the Administrative Agent at or before 1:00 p.m. (New York time) on the date of such payment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.04 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon prior notice to the Administrative Agent at or before 1:00 p.m. (New York time) at least three (3) Business Days’ prior to the date of such payment (or, subject to the payment of any funding indemnification amounts required by Section 3.04, such other prior notice as the Administrative Agent may agree to). Subject to Section 2.22, each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Pro Rata Share.

Section 2.08. Method of Selecting Types and Interest Periods for New Advances. In the case of Revolving Loans, the Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit F (a “Borrowing Notice”) not later than 11:00 a.m. (New York time) on the Borrowing Date of each Floating Rate Advance and three (3) Business Days before the Borrowing Date for each Eurodollar Advance. A Borrowing Notice shall specify:

(a) the Borrowing Date, which shall be a Business Day, of such Advance,

(b) the aggregate amount of such Advance,

(c) the Type of Advance selected, and

(d) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Section 2.09. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.09 or are repaid in accordance with Section 2.07. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.07 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar

Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.06, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. Notwithstanding anything to the contrary contained in this Section 2.09, no Advance may be converted or continued as a Eurodollar Advance (except with the consent of the Required Lenders) when any Default has occurred and is continuing. The Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit G (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Advance which is to be converted or continued, and

(c) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

Section 2.10. Interest Rates. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.09, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.09 hereof, at a rate per annum equal to the Floating Rate plus the Applicable Margin for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate for the applicable period plus the Applicable Margin. No Interest Period may end after the Facility Termination Date.

Section 2.11. Rates Applicable After Default. During the continuance of a Default (including the Borrower’s failure to pay any Revolving Loan at maturity) the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.02 requiring unanimous consent of the Lenders to changes in interest rates), declare that interest on the Advances, all fees or any other Obligations hereunder shall be payable at a rate (after as well as before the commencement of any proceeding under any Debtor Relief Laws) equal to 2% per annum in excess of the rate otherwise payable thereon (or, if no rate is otherwise payable thereon, shall bear interest at a rate equal to the Floating Rate plus the Applicable Margin plus 2% per annum) commencing on the date of such Default and continuing until such Default is cured or waived, provided that, during the continuance of a Default under Section 7.02, 7.05 or 7.06, such rate shall be applicable to all Advances, fees and other Obligations hereunder commencing on the date of such Default and continuing until such Default is cured or waived without any election or action on the part of the Administrative Agent or any Lender.

Section 2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. (New York time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders entitled thereto. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Bank of America or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

Section 2.13. Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) (i) The Administrative Agent shall also maintain accounts in which it will record (A) the date and the amount of each Revolving Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (C) the effective date and amount of each Assignment and Assumption delivered to and accepted by it and the parties thereto pursuant to Section 12.01, (D) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, and (E) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest and (ii) each Lender shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in

Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control absent manifest error.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that the Revolving Loans made or to be made by it be evidenced by a promissory note in substantially the form of Exhibit E (each, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to such Lender (or its registered assigns). Thereafter, the Revolving Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.01) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 12.01, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Revolving Loans once again be evidenced as described in clauses (a) and (b) above.

Section 2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

Section 2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.11 shall be payable on demand. With respect to (a) interest on all Advances (other than Floating Rate Loans where the interest is based on the Alternate Base Rate), Facility Fees, Letter of Credit Fees and other fees hereunder, such interest or fees shall be calculated for actual days elapsed on the basis of a 360-day year and (b) interest on Advances which are Floating Rate Loans where the interest is based on the Alternate Base Rate, such interest shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (New York time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to any Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

Section 2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions; Availability of Revolving Loans. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, notice of a reduction of the Letter of Credit Sublimit and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. Not later than 1:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in New York to the Administrative Agent at its address specified pursuant to Article 13. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address; provided, however, that if, on the date of an Advance, there are L/C Borrowings outstanding, then the proceeds of such Advance, first, shall be applied to payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

Section 2.17. Lending Installations. Each Lender may book its Revolving Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Revolving Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Revolving Loans will be made by it and for whose account Revolving Loan payments are to be made.

Section 2.18. Payments Generally; Administrative Agent’s Clawback. (a) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Advance of Eurodollar Loans (or, in the case of any Advance of Floating Rate Loans, prior to 12:00 noon (New York time) on the date of such Advance) that such Lender will not make available to the Administrative Agent such Lender’s share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.16 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Floating Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Advance. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders and the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, as applicable, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender, the L/C Issuer or the Borrower with respect to any amount owing under this subsection (a) shall be conclusive, absent manifest error.

(b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, fund participations in Letters of Credit and to make payments pursuant to Section 9.06(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 9.06(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 9.06(c).

Section 2.19. Replacement of Lender. If any Lender requests compensation under Section 3.01 or 3.02 or if any Lender ceases to have an obligation to make Eurodollar Loans pursuant to Section 3.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05, or if any Lender is a Defaulting Lender, or if a Lender fails to consent to an amendment or waiver approved by the Required Lenders as to any matter for which such Lender’s consent is needed, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.01), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.01(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.05, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in L/C Obligations held by it (excluding any amount received by the L/C Issuer to secure the obligations of a Defaulting Lender to fund risk participations hereunder) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.21 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.21. Cash Collateral. (a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts (other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (provided that such Cash Collateral shall be invested solely in investments that provide for preservation of capital)) at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.21(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.21 or Sections 2.03, 2.22 or 8.01 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest and the Facility Fees accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.01(b)(viii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Unmatured Default (and following application as provided in this Section 2.21 may be otherwise applied in accordance with the terms of this Agreement) and (y) the Person providing Cash Collateral and the L/C Issuer, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.22. Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.02 and the definition of Required Lender.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender under this Agreement or the other Loan Documents (whether voluntary or mandatory, at maturity, pursuant to Section 8.01 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.01), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral deemed provided by such Defaulting Lender for future funding obligations of that Defaulting Lender with respect to outstanding L/C Obligations, with a corresponding release of any Cash Collateral provided by the Borrower and/or reversal of any reallocations made among the Lenders with respect to such L/C Obligations pursuant to Section 2.22(a)(iv); fourth, as the Borrower may request (so long as no Default or Unmatured

Default exists), to the funding of any Revolving Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account (other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (provided that such Cash Collateral shall be invested solely in investments that provide for preservation of capital)) and released in order to satisfy obligations of that Defaulting Lender to fund Revolving Loans under this Agreement and/or to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Revolving Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied first to pay the Revolving Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied as set forth above in this sub-clause (ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. The Defaulting Lender (x) shall be entitled to receive (and the Borrower shall be required to pay for the account of such Defaulting Lender) any Facility Fee pursuant to Section 2.05(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the Outstanding Credit Exposure with respect to the Revolving Loans funded by the Defaulting Lender and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03, Section 2.21, or Section 2.22(a)(ii), as applicable (which such Facility Fee allocable to the Defaulting

Lender shall be paid to the Administrative Agent, to be applied in accordance with the provisions of Section 2.22(a)(ii)) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h) (and the Borrower shall not be required to pay the amount of the Letter of Credit Fee that would otherwise be payable for the account of such Defaulting Lender with respect to any Letter of Credit for which the Borrower has provided Cash Collateral sufficient to cover the Fronting Exposure of that Defaulting Lender).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the Pro Rata Share of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, the Defaulting Lender has not provided sufficient Cash Collateral (as determined by the Administrative Agent) and no Default or Unmatured Default exists; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Credit Exposure of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3

YIELD PROTECTION; TAXES

Section 3.01. Yield Protection. If, on or after the date of this Agreement, any Change in Law:

(a) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(b) subjects any Lender or the L/C Issuer to any Tax of any kind whatsoever (except for Indemnified Taxes or Other Taxes covered by Section 3.05 and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) imposes on any Lender, the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or the L/C Issuer;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loans (or in the case of a Change in Law with respect to Taxes, any Revolving Loan) or of maintaining its obligation to make any such Revolving Loan or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer such additional amount or amounts as will compensate such Lender or the L/C Issuer for such additional costs incurred or reduction suffered.

Section 3.02. Changes in Capital Adequacy Regulations; Certificates for Reimbursement; Delay in Requests. (a) Changes in Capital Adequacy. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender, the L/C Issuer or any Lending Installation of such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the L/C Issuer or the Revolving Loans made by such Lender or Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(b) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 3.01 or subsection (a) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(c) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.03. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Installation to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Floating Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Floating Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.04. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Revolving Loan other than a Floating Rate Loan on a day other than the last day of the Interest Period for such Revolving Loan or other than upon three (3) Business Days’ prior notice to the Administrative Agent (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Revolving Loan) to prepay, borrow, continue or convert any Revolving Loan other than a Floating Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Revolving Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.04, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Revolving Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

Section 3.05. Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both U.S. federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable laws.

(c) Indemnification by the Borrower. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender, the L/C Issuer and shall make payment in respect thereof within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender or the L/C Issuer, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within thirty (30) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefea-sibly to the Administrative Agent as required by clause (ii)(x)(1) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify (x) the Borrower and the Administrative Agent, and shall make payment in respect thereof within thirty (30) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of (1) the failure by such Lender or the L/C Issuer to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer to the Borrower or the Administrative Agent pursuant to subsection (e) or (2) the failure of such Lender to comply with the provisions of Section 12.01(d) relating to the maintenance of a Participant Register and (y) the Administrative Agent against any Indemnified Taxes or Other Taxes attributable to such Lender or the L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) or Excluded Taxes attributable to such Lender or L/C Issuer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.05, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender and L/C Issuer shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s or L/C Issuer’s, as applicable, entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender or L/C Issuer, as applicable, by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s or L/C Issuer, as applicable, status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is a resident for tax purposes in the United States,

(A) any Lender or L/C Issuer, as applicable, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (or, if such Lender or L/C Issuer is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender or L/C Issuer becomes a Lender or L/C Issuer under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender or L/C Issuer is subject to backup withholding or information reporting requirements;

(B) each Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such

Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) is legally entitled to do so), whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) executed originals of Internal Revenue Service Form W-8ECI,

(3) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(4) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender (or such other Person) is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(5) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C) each Lender and L/C Issuer shall deliver to the Administrative Agent and the Borrower such documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine whether payments to such Lender or L/C Issuer are subject to withholding tax under FATCA. Solely for purposes of this sub-clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender and L/C Issuer shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender or L/C Issuer, as applicable, and as may be reasonably necessary (including the re-designation of its Lending Installation) to avoid any requirement of applicable laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender or L/C Issuer.

(f) Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer. If the Administrative Agent or any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest (to the extent accrued from the date such refund is paid over to the Borrower) or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or the L/C Issuer in the event the Administrative Agent or such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.06. Mitigation Obligations. If any Lender or the L/C Issuer requests compensation under Section 3.01 or Section 3.02, or the Borrower is required to pay any additional amount to any Lender or the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.05, or if any Lender or the L/C Issuer gives a notice pursuant to

Section 3.03, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Installation for funding or booking its Revolving Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 3.02 or 3.05, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.03, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer to any unreim-bursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

Section 3.07. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Revolving Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for an Advance of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for Floating Rate Loans in the amount specified therein.

Section 3.08. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Initial Effectiveness. The Lenders’ Commitments and the obligations of the L/C Issuers to issue Letters of Credit shall not become effective hereunder unless (a) the representations and warranties contained in Article 5 (including, without limitation, Sections 5.05 and 5.07) are true and correct as of such date and (b) the Borrower has furnished to the Administrative Agent (or, in the case of Section 4.01(b)(xi), the Borrower shall have paid) the following:

(i) Copies of the articles of incorporation of the Borrower, together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation;

(ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which it is a party and a certification that there have been no changes to the Borrower’s articles of incorporation provided pursuant to
Section 4.01(b)(i);

(iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers or employees of the Borrower authorized to sign the Loan Documents to which it is a party and to request Revolving Loans hereunder, upon which certificate the Agents and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(iv) An opening compliance certificate in substantially the form of Exhibit B, signed by an Authorized Officer of the Borrower, showing the calculations necessary to determine compliance with Sections 6.09, 6.11 and 6.12 of this Agreement on the Closing Date and stating that on the Closing Date no Default or Unmatured Default has occurred and is continuing;

(v) An officer’s certificate of the Borrower certifying the representations and warranties contained in Article 5 are true and correct in all respects as of the Closing Date;

(vi) A written opinion of the Borrower’s counsel (which may include internal counsel for the Borrower), in form and substance satisfactory to the Administrative Agent and addressed to the Lenders;

(vii) Each Note requested by any Lender pursuant to Section 2.13 payable to the order of each such requesting Lender;

(viii) Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(ix) Evidence satisfactory to the Administrative Agent that the Existing Credit Agreement has been, or shall simultaneously on the Closing Date be, terminated (except for those provisions that expressly survive the termination thereof) and all loans outstanding and other amounts owed to the lenders or agents thereunder shall have been, or simultaneously with the initial Advance hereunder will, be paid in full;

(x) The Amendment Agreement duly executed and delivered by the parties thereto;

(xi) All fees, costs and expenses due and payable to the Administrative Agent, for itself and on behalf of the Lenders, or its counsel on the Closing Date for which the Borrower has received an invoice (provided that such invoice may reflect an estimate and/or only costs processed to date and shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent, including with respect to fees, costs or expenses incurred prior to the Closing Date);

(xii) At least five (5) days prior to the Closing Date, the Borrower shall have provided the documentation and other information to the Administrative Agent that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S. Patriot Act, to the extent such information was reasonably requested by the Arranger or a Lender in writing at least ten (10) days prior to the Closing Date; and

(xiii) Such other documents as any Lender or its counsel may have reasonably requested at least five (5) Business Days prior to the Closing Date.

Without limiting the generality of the provisions of Section 8.02, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02. Each Request for Credit Extension. Neither the Lenders nor the L/C Issuers shall be required to honor any Request for Credit Extension unless on the applicable Borrowing Date:

(a) No Default or Unmatured Default has occurred and is continuing, or would result from such Advance; and

(b) The representations and warranties contained in Article 5 (excluding, with respect to a Borrowing Date occurring after the Closing Date, those contained in Sections 5.05 and 5.07 which shall be made only as of the Closing Date) are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

Each Request for Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.02(a) and (b) have been satisfied.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows to each Lender and the Agents as of the Closing Date, on the date of the initial Revolving Loans and/or Letters of Credit hereunder (if different from the Closing Date) and thereafter on each date as required by Section 4.02 (other than with respect to the representations and warranties contained in Sections 5.05 and 5.07, which shall be made only as of the Closing Date):

Section 5.01. Existence and Standing. The Borrower and each Material Subsidiary (a) is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and (b) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as may be limited by bankruptcy, insolvency or similar laws relating to or affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.03. No Conflict; Government Consent. (a) Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary, (ii) the Borrower’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, except in the case of clauses (i) and (iii) where such violation would not reasonably be expected to have a Material Adverse Effect.

(b) No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under the Loan Documents, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of the Loan Documents.

Section 5.04. Financial Statements. Each of the August 31, 2011 audited and May 31, 2012 unaudited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Arranger and the Lenders, copies of which are included in the Borrower’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, respectively, as filed with the SEC, (a) were prepared in accordance with generally accepted accounting principles in effect on the date of such statements, (b) fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations and cash flows for the fiscal year and fiscal quarter then ended, respectively, subject, in the case of clauses (a) and (b) with respect to the May 31, 2012 unaudited financial statements only, to normal year-end audit adjustments and to the absence of certain footnotes and (c) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof that are required under Agreement Accounting Principles to be reflected thereon.

Section 5.05. Material Adverse Effect. Except (a) as disclosed in the Buyer SEC Reports (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking or safe harbor statements); or (b) as set forth in the buyer disclosure schedule to the Acquisition Agreement in the form delivered to the Administrative Agent on June 18, 2012, as of the Closing Date, since August 31, 2011 there has been no material adverse effect on the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole.

Section 5.06. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower and its Subsidiaries have filed all United States federal and state income tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles, and (ii) no tax liens have been filed and no claims are being asserted with respect to any such taxes except as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles.

Section 5.07. Litigation. As of the Closing Date, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which has not been disclosed in the Borrower’s 2011 Annual Report on Form 10-K and the Borrower’s subsequent Quarterly Reports on Form 10-Q as filed with the SEC prior to June 21, 2012, (a) that would reasonably be expected to have a Material Adverse Effect or (b) which seeks to prevent, enjoin or delay the making of any Revolving Loan or otherwise calls into question the validity of any Loan Document and as to which there is a reasonable possibility of an adverse decision.

Section 5.08. Accuracy of Information. All written information (other than financial projections and information of a general economic or industry nature) provided by the Borrower or its representatives to the Arranger or the Lenders in connection with the transactions contemplated hereunder is and will be, when considered together with information in the Borrower’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, filed with the SEC prior to the Closing Date or date on which this representation is made or deemed made, as applicable, and with respect to information regarding the Acquired Business, the Acquired Business’s 2011/2012 Annual Report, and when taken as a whole and in light of the circumstances when furnished, correct in all material respects at the time furnished and does not and will not at the time furnished contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, in each case, when considered together with information in the Borrower’s most recent 2011 Annual Report on Form 10-K or Quarterly Reports on Form 10-Q, as applicable, filed with the SEC prior to the Closing Date or date on which this representation is made or deemed made, as applicable, and with respect to information regarding the Acquired Business, the Acquired Business’s 2011/2012 Annual Report, and when taken as a whole and in light of the circumstances under which such statements are made; provided, that such representation and covenant with respect to information regarding the Acquired Business provided prior to the Subsequent Share Purchase Date is made to the best of the Borrower’s knowledge.

Section 5.09. Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (within the meaning of Regulation U or Regulation X); and after applying the proceeds of each Advance or drawing under each Letter of Credit, margin stock (as defined in Regulation U) constitutes not more than twenty-five (25%) of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale or pledge, or any other restriction hereunder.

Section 5.10. Compliance with Laws. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except to the extent that such noncompliance would not reasonably be expected to result in a Material Adverse Effect.

Section 5.11. ERISA; Foreign Pension Matters. The Unfunded Liabilities of all Plans do not in the aggregate exceed an amount equal to five percent (5%) of the value (as of any date of determination) of all Plan assets. The present value of the unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Each Plan and each Foreign Pension Plan complies in all material respects with all applicable requirements of law and regulations (including ERISA and the Code where applicable), no Reportable Event has occurred with respect to any Plan that would reasonably be expected to result in a material liability to the Borrower, the Subsidiaries and members of the Controlled Group taken as a whole, neither the Borrower, nor any Subsidiary nor any other member of the Controlled Group has, within the past six years, withdrawn from any Multiemployer Plan or initiated steps to do so, and within the past two years, no steps have been taken to terminate any Plan.

Section 5.12. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Revolving Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Section 5.13. Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would reasonably be expected to have a Material Adverse Effect.

Section 5.14. Investment Company Act. The Borrower is not an “investment company”, a company “controlled by” an “investment company” or a company required to register as an “investment company” each as defined in the Investment Company Act of 1940, as amended.

Section 5.15. OFAC, U.S. Patriot Act, FCPA. The Borrower and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the U.S. Patriot Act. No part of the proceeds of the Revolving Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 6

COVENANTS

From the Closing Date, so long as any Lender shall have any Commitment hereunder, any Revolving Loan or other Obligation hereunder (other than any contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding:

Section 6.01. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Administrative Agent for the Administrative Agent’s distribution to the Lenders:

(a) As soon as available, but in any event on or prior to the earlier of (i) the 90th day after the close of each of its fiscal years and (ii) the day that is five (5) Business Days after the date the Borrower’s annual report on Form 10-K is required to be filed with the SEC after giving effect to any extensions permitted by the SEC (commencing with the fiscal year ending August 31, 2012), an unqualified audit report certified by independent certified public accountants of recognized standing, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, related statements of income, shareholders’ equity and cash flows, accompanied by any management letter prepared by said accountants.

(b) As soon as available, but in any event on or prior to the earlier of (i) the 45th day after the close of the first three quarterly periods of each of its fiscal years and (ii) the day that is five (5) Business Days after the date the Borrower’s quarterly report on Form 10-Q is required to be filed with the SEC after giving effect to any extensions permitted by the SEC (commencing with the fiscal quarter ending on or about November 30, 2012), for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated statements of income, shareholders’ equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer, chief accounting officer or treasurer.

(c) Together with the financial statements required under Sections 6.01(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer, chief accounting officer or treasurer showing the calculations necessary to determine compliance with the financial covenant set forth in Section 6.13 and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(d) As soon as possible and in any event within twenty-five (25) days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, or any material unfunded liability has arisen with respect to any Foreign Pension Plan, a statement, signed by the chief financial officer or treasurer of the Borrower, describing said Reportable Event or material unfunded liability and the action which the Borrower proposes to take with respect thereto.

(e) As soon as possible and in any event within twenty-five (25) days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, would reasonably be expected to have a Material Adverse Effect.

(f) Promptly upon the furnishing thereof to the shareholders (other than the Seller, Barclays Wealth Trustees (Guernsey) Limited, in its capacity as trustee of the Alliance Boots Management Equity Plan Employee Trust, or any successor thereto, any distributee of the foregoing pursuant to the Acquisition Agreement or any Person that is or becomes a party to the Borrower Shareholders Agreement in connection with receiving shares of voting stock of the Borrower, in each case, in its capacity as such) of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(g) Promptly upon the filing thereof, copies of all registration statements or other regular reports not otherwise provided pursuant to this Section 6.01 which the Borrower or any of its Subsidiaries files with the SEC.

(h) As soon as possible but in any event within ten (10) days after the Borrower knows of any change in the Moody’s Rating or the S&P Rating, a statement signed by an Authorized Officer of the Borrower, describing said change.

(i) Such other information with respect to the business, condition or operations, financial or otherwise, and Properties of the Borrower and its Subsidiaries as the Administrative Agent, including at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), (f) or (g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at http://investor.walgreens.com; or (ii) on which such documents are posted on the Borrower’s behalf by the Administrative Agent on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or filed electronically through EDGAR and available on the Internet at www.sec.gov; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting or filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intra-Links or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’

securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

Section 6.02. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes. The Borrower shall use the proceeds of the Advances in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation U and X, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

Section 6.03. Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default.

Section 6.04. Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to (a) carry on and conduct its business domestically and/or internationally, as applicable, only in substantially the same fields of enterprise or businesses reasonably related or incidental thereto as conducted by the Borrower and its Subsidiaries as of the Closing Date (after giving effect to the Initial Share Purchase and, if consummated, the Subsequent Share Purchase), and (b) except as otherwise permitted by Section 6.10, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case (other than valid existence of the Borrower) where the failure to do so under this clause (b) would not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Taxes. The Borrower will, and will cause each Subsidiary to, use reasonable efforts to file on a timely basis complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, in each case, except those taxes which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles or except to the extent that such failure to file such tax returns or pay such taxes would not reasonably be expected to result in a Material Adverse Effect.

Section 6.06. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except to the extent that such noncompliance would not reasonably be expected to result in a Material Adverse Effect.

Section 6.07. Restrictive Agreements. The Borrower will not, nor will it permit any Material Subsidiary to, enter into any agreement that prohibits or restricts the ability of any Material Subsidiary to pay cash dividends or make other distributions with respect to its equity, directly or indirectly, to the Borrower, except restrictions that are (a) in effect on the date hereof, (b) existing with respect to any Person acquired by the Borrower or any Subsidiary and existing at the time of such acquisition, which restrictions are not applicable to any Person or the Property of any Person other than the Person so acquired or its Property, (c) customary net worth, leverage and other financial covenants, customary covenants regarding the merger of or sale of stock or Property of a Subsidiary, customary restrictions on transactions with affiliates and other customary restrictions contained in any agreement governing Indebtedness otherwise permitted hereunder and (d) any extensions, refinancings renewals or replacement of any of the foregoing that are no less favorable in any material respect to the Lenders than those restrictions that are then in effect and are being extended, refinanced, renewed or replaced.

Section 6.08. Inspection; Keeping of Books and Records. Subject to applicable law and third party confidentiality agreements entered into by the Borrower or any Subsidiary in the ordinary course of business, the Borrower will, and will cause each Subsidiary to, permit the Administrative Agent (and, during the continuance of a Default, one or more Lenders), by its representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with their respective officers at such reasonable times and intervals as the Administrative Agent may designate but in all events upon reasonable prior notice to Borrower’s Finance Department, Attention: Director of Investor Relations; provided that so long as no Default or Unmatured Default is continuing, the aggregate number of inspections that may be conducted in any fiscal year shall not exceed one. The Borrower shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.

Section 6.09. Priority Debt. The Borrower will not permit Priority Debt (excluding Capitalized Lease Obligations incurred in connection with a Sale and Leaseback Transaction) to exceed at any time the Priority Debt Cap (it being understood that, for the avoidance of doubt, any Indebtedness or other obligation permitted to be incurred under this Section 6.09 and Section 6.12(h) below shall be counted only once (without duplication) in determining whether the Priority Debt Cap has been exceeded).

Section 6.10. Merger. (a) The Borrower will not merge into or consolidate with any other Person, unless (i) the Person formed by such consolidation or into which the Borrower is merged shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume pursuant to an instrument executed and delivered to the Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent, the Borrower’s obligations for the due and punctual payment of the Obligations and the performance of every covenant of this Agreement on the part of the Borrower to be performed; and (ii) immediately after giving effect to such transaction, no Default or Unmatured Default shall have occurred and be continuing. For the avoidance of doubt, this clause (a) shall only apply to a merger or consolidation in which the Borrower is not the surviving Person.

(b) Upon any consolidation by the Borrower with or merger by the Borrower into any other Person, the successor Person formed by such consolidation or into which the Borrower is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein.

Section 6.11. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of (a “Disposition”) its Property to any other Person, except:

(a) Sales of inventory in the ordinary course of business.

(b) Other Dispositions of Property not otherwise permitted by this Section that during the twelve-month period ending with the month in which any such Disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

(c) Any transfer of an interest in accounts or notes receivable and related assets as part of a Qualified Receivables Transaction.

(d) Dispositions of (i) cash and cash equivalents and (ii) used, worn out, obsolete or surplus Property in the ordinary course of business and the Disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole.

(e) Leases, assignment or sublease of real or personal property in the ordinary course of business.

(f) Any Disposition to a Subsidiary or the Borrower.

(g) Any Disposition of real property that results from a Casualty Event.

(h) Liens permitted by Section 6.12.

(i) Dispositions of investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the consideration received shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower).

(j) Sales, forgiveness or other Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof.

(k) Any Disposition (or related series of Dispositions) of Property having a fair market value (as determined in good faith by the Borrower) not exceeding $25,000,000 for such Disposition (or related series of Dispositions).

Section 6.12. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(b) Liens for taxes, assessments or governmental charges or levies on its Property regardless of their delinquency or whether they can be paid without penalty provided such taxes, assessments, charges or levies do not in the aggregate at any one time exceed $10,000,000.

(c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(d) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(e) Utility easements, building restrictions and such other encumbrances or charges against real property as the Borrower reasonably deems necessary or desirable consistent with past practices.

(f) Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction.

(g) Liens described in the Borrower’s 2011 Annual Report on Form 10-K filed with the SEC.

(h) Additional Liens securing Indebtedness or other obligations of the Borrower and/or securing Indebtedness or other obligations of the Borrower’s Subsidiaries in an aggregate outstanding amount not to exceed at any time the Priority Debt Cap (it being understood that, for the avoidance of doubt, any Lien permitted under this Section 6.12(h) and Section 6.09 above shall be counted only once (without duplication) in determining whether the Priority Debt Cap has been exceeded).

(i) Liens on deposits, cash or cash equivalents, if any, in favor of the L/C Issuers to cash collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder and Liens on deposits, cash or cash equivalents, if any, in favor of any issuer of one or more letters of credit issued under the Facility A Credit Agreement to cash collateralize or otherwise secure the obligations of a defaulting lender to fund risk participations therein.

(j) Usual and customary set off rights with respect to bank accounts and brokerage accounts in the ordinary course of business.

(k) Usual and customary deposits in favor of lessors and similar deposits in the ordinary course of business.

Section 6.13. Financial Covenant. As of the last day of each fiscal quarter of the Borrower, commencing with the first quarter-end date occurring after the Closing Date, the ratio of Consolidated Debt to Total Capitalization shall not be greater than 0.50:1.00.

ARTICLE 7

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 7.01. Breach of Representations or Warranties. Any representation or warranty made by the Borrower to the Lenders or the Administrative Agent under this Agreement, or any certificate or information delivered in connection with this Agreement, shall be false in any material respect when made or deemed made.

Section 7.02. Failure to Make Payments When Due. Nonpayment of (a) principal of any Revolving Loan or any L/C Obligation when due, or (b) interest upon any Revolving Loan or any L/C Obligation, any Facility Fee, any Letter of Credit Fee (including an amount necessary to Cash Collateralize any L/C Obligation) or other payment Obligations under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

Section 7.03. Breach of Covenants. The breach by the Borrower of (a) any of the terms or provisions of Section 6.03, 6.07, 6.09, 6.10, 6.11, 6.12 or 6.13 or (b) any of the other terms or provisions of this Agreement which is not remedied within thirty (30) days after the Borrower knows of the occurrence thereof.

Section 7.04. Cross Default. (a) Failure by the Borrower or any of its Subsidiaries to pay when due (whether at stated maturity, by acceleration or otherwise) any Indebtedness (i) under the Facility A Credit Agreement or the Bridge Agreement or (ii) under any other Indebtedness that, individually or in the aggregate, exceeds $100,000,000 or the equivalent thereof in currencies other than Dollars (the Indebtedness described in this clause (a) being referred to as “Material Indebtedness”).

(b) Any event or condition occurs that results in any Material Indebtedness becoming due, or commitments with respect thereto being terminated, prior to their scheduled maturity, payment or termination date, or enables or permits (with or without the giving of notice, lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or commitments with respect thereto to be terminated, prior to its scheduled maturity, payment or termination date or to require the prepayment, repurchase or defeasance thereof, prior to its scheduled maturity date (in each case after giving effect to any cure period); provided that this clause (b) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

(c) The Borrower or any of its Material Subsidiaries shall admit in writing its inability to pay its debts generally as they become due.

Section 7.05. Voluntary Bankruptcy; Appointment of Receiver; Etc. The Borrower or any of its Material Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.05, or (f) fail to contest in good faith any appointment or proceeding described in Section 7.06

Section 7.06. Involuntary Bankruptcy; Appointment of Receiver; Etc. Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, custodian, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.05(d) shall be instituted against the Borrower or any of its Material Subsidiaries, and such appointment continues undischarged, or such proceeding continues un-dismissed or unstayed, in each case, for a period of sixty (60) consecutive days.

Section 7.07. Judgments. The Borrower or any of its Material Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money (except to the extent covered by independent third party insurance and as to which the insurer has not disclaimed coverage) in excess of $100,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

Section 7.08. Unfunded Liabilities. The aggregate Unfunded Liabilities of all Plans exceed an amount equal to five percent (5%) of the value (as of any date of determination) of all Plan assets; the present value of the unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans in the aggregate would reasonably be expected to result in a Material Adverse Effect; or any Reportable Event shall occur in connection with any Plan that would reasonably be expected to result in a material liability to the Borrower, the Subsidiaries and members of the Controlled Group taken as a whole.

Section 7.09. Change in Control. Any Change in Control shall occur.

Section 7.10. Other ERISA Liabilities. The Borrower, any Subsidiary or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability or become obligated to make contributions to a Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower, any Subsidiary or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $50,000,000 or requires payments exceeding $50,000,000 per annum.

Section 7.11. Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement), ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document for any reason other than as expressly permitted hereunder or thereunder.

ARTICLE 8

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 8.01. Acceleration, Etc. If any Default described in Section 7.05 or 7.06 occurs, the obligations of the Lenders to make Revolving Loans and any obligation of the L/C Issuers to make L/C Credit Extensions hereunder shall automatically terminate, the Obligations shall immediately become due and payable and the Borrower shall automatically be obligated to Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding amount thereof), in each case without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend (in whole or in part) the obligations of the Lenders to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions hereunder, declare the Obligations to be due and payable (in whole or in part), or require the Borrower to Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding amount thereof), whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. Promptly upon any acceleration of the Obligations, the Administrative Agent will provide the Borrower with notice of such acceleration.

If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Revolving Loans and the obligations of the L/C Issuers to make L/C Credit Extensions hereunder as a result of any Default (other than any Default as described in Section 7.05 or 7.06) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

Section 8.02. Amendments. Subject to the provisions of this Article 8, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall:

(a) Extend the final maturity of any Revolving Loan or L/C Borrowing of any Lender or forgive all or any portion of the principal amount thereof payable to any Lender, or reduce the rate or extend the scheduled time of payment of interest or fees thereon (other than a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof) payable to any Lender, without the consent of such Lender.

(b) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend Section 2.20 or the definition of “Pro Rata Share”, without the consent of all Lenders affected thereby. For the sake of clarity, the addition of a term loan or increased or additional revolving credit facility or an extension of the maturity of a portion of the revolving credit facility and similar modifications shall be permitted with the consent of the Required Lenders and the Lenders agreeing to participate in the new facility or to increase the amount of their commitment or extend the maturity of their Revolving Loans.

(c) Extend the Facility Termination Date as it applies to any Lender, or increase the amount or otherwise extend the term of the Commitment of any Lender hereunder (other than as expressly permitted by the terms of Section 2.01(b)) without the consent of such Lender.

(d) Permit the Borrower to assign its rights or obligations under this Agreement except as provided in Section 6.10 without the consent of all Lenders.

(e) Release all or substantially all of the value of any guarantees of the Obligations or all or substantially all of the collateral, if any, securing the Obligations, without the consent of all Lenders.

(f) Amend this Section 8.02 without the consent of all Lenders.

provided further, that (w) no amendment of any provision of this Agreement relating to any Agent shall be effective without the written consent of such Agent; (x) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (it being specifically understood and agreed that any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 8.03. Preservation of Rights. No delay or omission of the Lenders, the L/C Issuers or Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Revolving Loan or any L/C Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy the conditions precedent to such Revolving Loan or L/C Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.02, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents and the Lenders until all of the Obligations have been paid in full.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01. Survival of Representations. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Lender and the L/C Issuer, regardless of any investigation made by the Administrative Agent, any Lender or the L/C Issuer or on their behalf and notwithstanding that the Administrative Agent, any Lender or the L/C Issuer may have had notice or knowledge of any Default at the time of any Advance or L/C Credit Extension, and shall continue in full force and effect as long as any Revolving Loan, Letter of Credit or any other Obligation hereunder (other than any contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied.

Section 9.02. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 9.03. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 9.04. Entire Agreement. The Loan Documents, together with the Bank of America Fee Letter and the Wells Fargo Fee Letter, embody the entire agreement and understanding among the Borrower, the Agents, the Lenders and the L/C Issuers party thereto and supersede all prior agreements and understandings among the Borrower, the Agents, the Lenders and the L/C Issuers, as applicable, relating to the subject matter thereof.

Section 9.05. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders and the L/C Issuers hereunder are several and not joint and no Lender or the L/C Issuer shall be the partner or agent of any other (except to the extent to which the Agents are authorized to act as such). The failure of any Lender or the L/C Issuer to perform any of its obligations hereunder shall not relieve any other Lender or L/C Issuer from any of its obligations hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.01(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Lenders and the L/C Issuers) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 2.05(b), 9.06, 9.09 and 10.07 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 9.06. Expenses; Indemnification. (a) Costs and Expenses. The Borrower shall reimburse (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arranger), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Arranger, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, the Arranger, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Revolving Loans made and Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.05), (ii) any Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.18(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.07. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Borrower’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.

Section 9.08. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. Without limiting the foregoing provisions of this Section 9.08, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.09. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the L/C Issuer and the Agents on the other hand shall be solely that of borrower and lender. None of the Agents, the Arranger, any Lender or the L/C Issuer shall have any fiduciary responsibilities to the Borrower. None of the Agents, the Arranger, any Lender or the L/C Issuer undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that none of the Agents, the Arranger, any Lender or the L/C Issuer shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless (x) it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought or (y) such losses result from a claim brought by the Borrower against the Agents, any Lender or the L/C Issuer for breach in bad faith of such Person’s funding obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. None of the Agents, the Arranger, any Lender or the L/C Issuer shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 9.10. Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives on a confidential basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any state, federal or foreign authority or examiner regulating banks or banking or otherwise purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, the Lenders and the L/C Issuer, as applicable, shall, to the extent practicable and permitted by applicable Law, endeavor to give the Borrower reasonable notice of any subpoena or similar legal process before complying therewith, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, the Bank of

America Fee Letter or the Wells Fargo Fee Letter or any action or proceeding relating to this Agreement or any other Loan Document, the Bank of America Fee Letter or the Wells Fargo Fee Letter or the enforcement of rights hereunder or thereunder or the transactions contemplated hereby or thereby or enforcement hereof and thereof or the assertion of any due diligence defense, (f) subject to an agreement containing provisions substantially the same as those of this Section or other provisions at least as restrictive as this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates from a source, other than the Borrower or its Affiliates, that is not to such Person’s knowledge subject to any confidentiality or fiduciary obligation to the Borrower with respect to such Information, (i) on a confidential basis, to ratings agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder; provided, however, that any such ratings agency shall be informed of the confidentiality of such information and instructed to keep such information confidential in accordance with its standard practices or (j) to the extent that such information was already in the Administrative Agent, Lender or L/C Issuer’s possession (other than as a result of the Administrative Agent, Lender or L/C Issuer, as applicable, being provided such information by or on behalf of the Borrower hereunder) or is independently developed by the Administrative Agent, Lender or L/C Issuer, as applicable.

In addition, on a confidential basis, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities Laws.

Section 9.11. Nonreliance. Each of the Lenders and L/C Issuers hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

Section 9.12. Disclosure. The Borrower, each Lender and the L/C Issuer hereby acknowledge and agree that Bank of America and/or its respective Affiliates and certain of the other Lenders and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

ARTICLE 10

THE ADMINISTRATIVE AGENT

Section 10.01. Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article, other than Section 10.06 below, are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than as provided in Section 10.06 below). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such

Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Revolving Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

Section 10.04. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article 8) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 10.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to, so long as no Default or Unmatured

Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, subject to, so long as no Default or Unmatured Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that if the Administrative Agent shall notify the Borrower, the Lenders and any other L/C Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than as provided in Section 3.08 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the effective date of its resignation), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.06 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as the L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) such retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) any successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

Section 10.07. Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders and the L/C Issuers acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or L/C Issuer or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the L/C Issuers also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or L/C Issuer or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arranger or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

ARTICLE 11

SETOFF

Section 11.01. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender to the extent the Obligations shall then be due; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22(a)(ii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

ARTICLE 12

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.01. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Revolving Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Revolving Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Default or Unmatured Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the appropriate L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Defaulting Lenders. No such assignment shall be made to a Defaulting Lender.

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Pro Rata Share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Revolving Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 9.06 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Loans (including such Lender’s participations in L/C Obligations owing to it)); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.02 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.01 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Revolving Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Revolving Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.05 unless such Participant agrees to comply with Section 3.05 as though it were a Lender (it being understood that the documentation required under Section 3.05(e) shall be delivered to the Lender who sells the participation).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America or Wells Fargo assigns all of its Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America or Wells Fargo, as applicable, may, upon thirty days’ notice to the Borrower and the Lenders, resign as the L/C Issuer. If Bank of

America or Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Floating Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or Wells Fargo, as applicable, to effectively assume the obligations of Bank of America or Wells Fargo, as applicable, with respect to such Letters of Credit.

Section 12.02. Dissemination of Information. The Borrower authorizes each of the Lenders and the L/C Issuer to disclose to any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s or the L/C Issuer’s, as applicable, possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any reports or other information delivered by the Borrower pursuant to Section 6.01; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement or other provisions at least as restrictive as Section 9.10 including making the acknowledgments set forth therein.

Section 12.03. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.05(e).

ARTICLE 13

NOTICES

Section 13.01. Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number set forth on Schedule 13.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire provided to the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the Lenders and the L/C Issuers shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower so long as such notices appear on their face to be authentic even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender, the L/C Issuer and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

ARTICLE 14

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

Section 14.01. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.02. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE 15

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 15.01. Choice of Law. THE LOAN DOCUMENTS AND OBLIGATIONS OF THE PARTIES THEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER THEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 15.02. Consent to Jurisdiction. EACH OF THE BORROWER, THE AGENTS, THE LENDERS AND THE L/C ISSUER HEREBY IRREVOCABLY SUBMITS TO JURISDICTION OF ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENTS, ANY LENDER OR THE L/C ISSUER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BROUGHT BY THE BORROWER, DIRECTLY OR INDIRECTLY, IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.

EACH OF THE BORROWER, THE AGENTS, THE LENDERS AND THE L/C ISSUER HEREBY AGREES FURTHER THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PERSON AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 13.01 AND AGREES THAT

SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENTS, LENDERS OR L/C ISSUER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 15.03. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15.04. U.S. Patriot Act Notice. Each Lender that is subject to the U.S. Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the U.S. Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

Section 15.05. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on

the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger nor any of the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger nor any of the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE 16

TERMINATION OF EXISTING CREDIT AGREEMENT

Section 16.01. Termination of Existing Credit Agreement. The Borrower and the Lenders party to the Existing Credit Agreement agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the Borrower, the Lenders and the Administrative Agent) of the conditions precedent set forth in Section 4.01, (a) this Credit Agreement shall constitute the “Five-Year Credit Agreement” and the “Facility B Credit Agreement” for purposes of the Facility A Credit Agreement and (b) the Existing Credit Agreement shall be deemed terminated and cancelled and all commitments to lend thereunder shall be deemed to have been reduced to zero and terminated permanently. Furthermore, on or prior to the date immediately preceding the Closing Date, any and all accrued and unpaid interest and fees due and payable thereunder shall have been paid.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agents have executed this Agreement as of the date first written above.

WALGREEN CO., as the Borrower

/s/ Jason Dubinsky
Name: Jason Dubinsky
Title: Treasurer

[Signature Page to 2012 Revolving Credit Agreement]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as the Administrative Agent

	By:	/s/ J. Casey Cosgrove
	Name:	J. Casey Cosgrove
	Title:	Director

[Signature Page to 2012 Revolving Credit Agreement]

LENDERS:	BANK OF AMERICA, N.A., as a Lender and an L/C Issuer

	By:	/s/ J. Casey Cosgrove
	Name:	J. Casey Cosgrove
	Title:	Director

[Signature Page to 2012 Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By:	/s/ Pete Martinets
Name: Title:	Pete Martinets Managing Director

[Signature Page to 2012 Revolving Credit Agreement]

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

[Signature Page to 2012 Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Brendan Korb
Name:	Brendan Korb
Title:	Vice President

[Signature Page to 2012 Revolving Credit Agreement]

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to 2012 Revolving Credit Agreement]

Fifth Third Bank

By:	/s/ Robert Szymanski
Name:	Robert Szymanski
Title:	Portfolio Manager

[Signature Page to 2012 Revolving Credit Agreement]

Mizuho Corporate Bank, Ltd.

By:	/s/ Noel Purcell
Name:	Noel Purcell
Title:	Authorized Signatory

[Signature Page to 2012 Revolving Credit Agreement]

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ Christine Howatt
Name:	Christine Howatt
Title:	Authorized Signatory

[Signature Page to 2012 Revolving Credit Agreement]

THE NORTHERN TRUST COMPANY

By:	/s/ Peter J. Hallan
Name:	Peter J. Hallan
Title:	Vice President

[Signature Page to 2012 Revolving Credit Agreement]

U.S. Bank National Association

By:	/s/ Frances W. Josephic
Name:	Frances W. Josephic
Title:	Vice President

[Signature Page to 2012 Revolving Credit Agreement]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Ted Hawke
Name:	Ted Hawke
Title:	Senior Vice President

[Signature Page to 2012 Revolving Credit Agreement]

First Tennessee Bank National Association

By:	/s/ James H. Moore, Jr.
Name:	James H. Moore, Jr.
Title:	Senior Vice President

[Signature Page to 2012 Revolving Credit Agreement]

UMB Bank, n.a.

By:	/s/ David A. Proffitt
Name:	David A. Proffitt
Title:	Senior Vice President

[Signature Page to 2012 Revolving Credit Agreement]

Bank of Communications Co., Ltd., New York Branch

By:	/s/ Shelley He
Name:	Shelley He
Title:	Deputy General Manager

[Signature Page to 2012 Revolving Credit Agreement]

FIRST HAWAIIAN BANK

By:	/s/ Dawn Hofmann
Name:	Dawn Hofmann
Title:	Vice President

[Signature Page to 2012 Revolving Credit Agreement]

REGIONS BANK

By:	/s/ Kevin R. Rogers
Name:	Kevin R. Rogers
Title:	Attorney-in-Fact

[Signature Page to 2012 Revolving Credit Agreement]

Banco Popular de Puerto Rico, New York Branch

By:	/s/ Hector J. Gonzalez
Name:	Hector J. Gonzalez
Title:	Vice President

[Signature Page to 2012 Revolving Credit Agreement]

Seaway Bank & Trust Company

By:	/s/ Daren G. Hobbs
Name:	Daren G. Hobbs
Title:	Vice President

[Signature Page to 2012 Revolving Credit Agreement]